Exhibit 99.1

PINNACLE ENTERTAINMENT ANNOUNCES THE CLOSING OF THE PREVIOUSLY ANNOUNCED DISPOSITION OF BOOMTOWN RENO

LAS VEGAS, NV, June 26, 2012 – Pinnacle Entertainment (NYSE: PNK) announced today the closing of the previously announced disposition of its Boomtown Reno casino-resort operations to M1 Gaming Reno, LLC and SJP Reno Property, LLC for total proceeds of approximately $12.9 million. At closing, the casino-resort buyers were granted a one year option to purchase 100% of the Company’s membership interest in PNK (Reno), LLC, including 27 acres of additional land adjacent to Boomtown Reno, for incremental consideration of $3.8 million. In addition, Pinnacle Entertainment continues to hold approximately 780 acres of remaining excess land surrounding Boomtown Reno as a discontinued operation.

About Pinnacle Entertainment

Pinnacle Entertainment, Inc. owns and operates six casinos, located in Louisiana, Missouri, and Indiana, and a racetrack in Ohio. In addition, Pinnacle is developing L’Auberge Casino & Hotel Baton Rouge, and holds a 26% ownership stake in Asian Coast Development (Canada) Ltd. (ACDL), an international development and real estate company currently developing Vietnam’s first large-scale integrated resort on the Ho Tram Strip.

All statements included in this press release, other than historical information or statements of historical fact, are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to, those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

CONTACT:

Investor Relations	Media Relations
Vincent J. Zahn, CFA	Kerry Andersen
VP, Finance and Investor Relations	Director, Public Relations
702/541-7777 or investors@pnkmail.com	337/395-7631 or kandersen@pnkmail.com

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